UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2017

LONG BLOCKCHAIN CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12-1 Dubon Court, Farmingdale, NY 11735

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Long Island Iced Tea Corp.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2017, Long Blockchain Corp. (formerly Long Island Iced Tea Corp.) (the “Company”) announced that it was shifting its primary corporate focus towards the exploration of and investment in opportunities that leverage the benefits of blockchain technology. In connection with this announcement, the Company entered into a Loan and Option Agreement (the “Facility”) with Court Cavendish Ltd. (the “Lender”), an investor focused on expanding its technology portfolio. Pursuant to the terms of the Facility, the Lender has agreed to make available to the Company a borrowing facility of an aggregate of $2,000,000, with the option to increase this amount to $4,000,000 (the “Extension Amount”) with the consent of the Lender. The Company made an initial drawdown on the date of the Facility in the amount of $750,000 and has the ability to request an additional drawdown of $750,000 on January 18, 2018 and a further additional drawdown of $500,000 on February 15, 2018. All amounts owed under the Facility will be secured by all of the assets of the Company subject to certain security interests previously granted by the Company to another third party.

The Company paid a $100,000 facility fee to the Lender upon execution of the Facility and will be required to pay the Lender an additional fee of 5% of any amounts borrowed under the Extension Amount. The Company also issued to the Lender three-year warrants to purchase 100,000 shares of Common Stock of the Company exercisable at $3.00 per share and agreed to issue to the Lender warrants to purchase an additional 50,000 shares on the same terms for each $1,000,000 drawn on the Extension Amount.

Interest on the outstanding amount under the Facility accrues monthly at the rate of 12.5% per annum and is payable quarterly in cash or common stock of the Company, at the Company’s option, at the lower of $3.00 per share or the closing price per share on the day prior to the date the interest payment is due. All principal and any accrued but unpaid interest will be due and payable on December 21, 2018 (“Maturity Date”) and is payable, at the Lender’s option, in cash or shares of common stock of the Company at the lower of (i) $3.00 per share and (ii) the closing price per share on the Maturity Date, but in no event at a price less than $2.00 per share. The Lender also has the option, exercisable at any time prior to the Maturity Date, to have any principal and interest then outstanding converted into shares of common stock of the Company at the lower of (i) $3.00 per share and (ii) the closing price per share on the date of the conversion, but in no event at a price less than $2.00 per share.

Notwithstanding the foregoing, in no event will the Company issue to the Lender (as payment of any principal or interest owed under the Facility or upon exercise of any warrants issued thereunder) a number of shares of common stock of the Company in excess of 19.99% of the outstanding common stock of the Company on the date of the Facility.

Pursuant to the Facility, the Lender has been given the right to appoint two members to the Company’s Board of Directors, which members are to be mutually agreed upon between the Company and the Lender.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On December 19, 2017, each of Julian Davidson and Richard Y. Roberts notified the Company that he was resigning from the board of directors of the Company and from each committee on which he served, effective as of December 31, 2017.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 21, 2017, the Company filed with the Secretary of State of the State of Delaware an amendment to the certificate of incorporation of the Company (“Certificate of Amendment”) to change its name from “Long Island Iced Tea Corp.” to “Long Blockchain Corp.” The Company changed its name to better reflect the current strategic direction of the Company’s business. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1.

Item 8.01	Other Events.

On December 21, 2017, the Company issued a press release announcing the foregoing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits:

Exhibit	Description
3.1	Certificate of Amendment
10.1	Option and Loan Agreement
99.1	Press release dated December 21, 2017

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2017

LONG BLOCKCHAIN CORP.

By:	/s/ Philip Thomas
Name:	Philip Thomas
Title:	Chief Executive Officer

3